As  filed with the Securities and Exchange Commission on May 28, 1997.
                                             Registration No. 333-648




               SECURITIES     AND    EXCHANGE     COMMISSION
                           Washington, D.C. 20549



                   Post-Effective  Amendment No. 1 to
                               FORM S-3
       REGISTRATION  STATEMENT  UNDER  THE SECURITIES ACT OF 1933



                        Stewart Enterprises, Inc.
       (Exact name of registrant as specified in its charter)

 Louisiana          110 Veterans Memorial Boulevard          72-0693290
(State or other        Metairie, Louisiana 70005          (I.R.S. Employer
jurisdiction of             (504) 837-5880              Identification Number)
incorporation or   (Address, including zip code, and
organization)      telephone number, including area code,
                   of registrant's principal executive offices)




        Joseph P. Henican, III                       Copy to:
     Chief Executive Officer and                 Dionne M. Rousseau
      Vice Chairman of the Board           Jones, Walker, Waechter, Poitevent,
      Stewart Enterprises, Inc.                Carrere & Denegre, L.L.P.
           P. O. Box 19925                           51st Floor
    New Orleans, Louisiana  70179               201 St. Charles Avenue
            (504) 837-5880                 New Orleans, Louisiana  70170-5100
(Name, address, including zip code,
and telephone number, including area
   code, of agent for service)




    APPROXIMATE  DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                             Not Applicable




      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.



The   registrant   hereby  requests  that  this  Post-Effective
Amendment No. 1 become effective as soon as practicable pursuant to Section 8(c) of the Securities Act of 1933.




                   STEWART ENTERPRISES, INC.

                 Explanation of Deregistration


      Stewart Enterprises, Inc. ("Stewart"), a Louisiana corporation, filed Registration Statement No. 333-648 on Form S-3 on January 26, 1996, Amendment No. 1 thereto on March 7, 1996 and Amendment No. 2 thereto on March 21, 1996
(collectively, the "Registration Statement") to register the resale of 56,167 shares of Class A Common Stock, no par value per share (the "Class A Common Shares"), of Stewart that were issued to the selling shareholder listed on Page 4 of the Prospectus (the "Selling Shareholder") on September 14, 1994.

      Since the effective date of the Registration Statement, Stewart has effected a three-for-two stock split in the form of a 50% stock dividend on June 21, 1996. Therefore, the number of Class A Common Shares to which the Registration Statement relates was increased from 56,167 to 84,250 shares.

      Due to the recent amendments to Rule 144, the Registration Statement is no longer necessary to enable the Selling Shareholder to sell his shares. In addition, in its Registration Statement, Stewart undertook to remove from registration by means of a post-effective amendment any of the Class A Common Shares which remained unsold at the termination of the offering.

      Since the effective date of the Registration Statement, the Selling Shareholder has sold none of the Class A Common Shares. Therefore, Stewart hereby deregisters 84,250 of its Class A Common Shares owned by the Selling Shareholder, which remain unsold at the termination of the offering.






                            SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on May 27, 1997.

                            Stewart  Enterprises, Inc.

                            By:   /s/  JOSEPH P. HENICAN, III
                               ---------------------------------
                                Joseph  P.   Henican, III
                                Chief Executive Officer and
                                Vice Chairman  of the Board


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                      Title                          Date
     ----------                  ----------                     ------------
        *                     Chairman of the Board            May ___, 1997
--------------------------
Frank B. Stewart, Jr.

/s/ JOSEPH P. HENICAN, III    Chief Executive Officer and      May 27, 1997
---------------------------   Vice Chairman of the Board
Joseph P. Henican, III       (Principal Executive Officer)

        *                     President, Chief Operating        May ___, 1997
---------------------------     Officer and a Director
William E. Rowe

        *                      Chief Financial Officer,         May ___, 1997
---------------------------  President-Corporate Division,
Ronald H. Patrom             Executive  Vice  President and
                                    a Director
                              (Principal Financial Officer)

        *                   Senior Vice President-Finance,      May ___, 1997
---------------------------     Secretary and Treasurer
Kenneth C. Budde             (Principal Accounting Officer)

        *                            Director                   May ___, 1997
----------------------------
Darwin C. Fenner

        *                            Director                   May ___, 1997
----------------------------
Michael O. Read

        *                            Director                   May ___, 1997
----------------------------
James W. McFarland

        *                            Director                   May ___, 1997
----------------------------
John P. Laborde



*By: /s/JOSEPH P. HENICAN, III
     --------------------------
     Joseph P. Henican, III
     Agent and Attorney-in-Fact